Exhibit 99.1

Contact: Les Nelson Director — Investor Relations (309) 347-9709

Aventine Reports Strong Second Quarter 2006 Results

Net Income Increases Seven-Fold, EPS up 644%

•                  Net income increased seven-fold to $24.7 million from Q2-05

•                  EPS increases 644%, to $0.67 per fully diluted share

•                  Revenue rose to $442.9 million

•                  Cash generated from operations increased to $43.5 million in first half of 2006

•                  Successful completion of initial public offering and tender offer for bonds subsequent to quarter end

•                  New union agreement at Pekin, IL facility extends contract to 2009

•                  Definitive Agreement with Aurora Cooperative

PEKIN, IL, (August 8, 2006) — Aventine Renewable Energy Holdings, Inc. (NYSE: AVR), a leading producer, marketer and end to end supplier of ethanol in the U.S., today reported its results for the second quarter and six months ended June 30, 2006.

Ron Miller, Aventine’s President and Chief Executive Officer stated, “We are pleased with the strong results and the way our business continues to reach new highs.  Net income is up seven-fold from the second quarter last year and our operations generated $43.5 million of cash during the first six months of 2006.”

Miller continued, “We are excited to build on our operational momentum as we continue the execution of our business plan.  The recent agreement with the labor union at our Illinois facility provides stability to our workforce, and our successful initial public offering and bond tender offer early in the third quarter strengthens our balance sheet.  I would also like to take this opportunity to thank our new shareholders for their support.”

Second Quarter 2006 Financial Highlights

Sales in the second quarter of 2006 increased 131.9%, to $442.9 million as compared to $191.0 million in the second quarter of 2005.  Overall, the increase in sales was primarily the result of the increase in the average gross selling price of ethanol and from an increase in gallons sold.  The average gross sales price of ethanol in the second quarter of 2006 increased to $2.41 per gallon from $1.38 per gallon in the same period a year ago, an increase of 74.6%.  The increase in the price of ethanol was primarily due to high demand for ethanol, created by a number of factors, including the elimination of methyl tertiary-butyl ether (MTBE) as an oxygenate, and the price of gasoline.

Gallons sold in the second quarter of 2006 increased 39.7% to 176.3 million gallons, as compared to 126.2 million gallons in the second quarter of 2005.  In the second quarter of 2006, we produced 28.9 million gallons, purchased 120.2 million gallons from our marketing alliance partners, purchased 16.7 million gallons from unaffiliated producers and marketers and decreased inventory by 10.5 million gallons.  Co-product revenue for the second quarter of 2006 totaled $11.7 million, as compared to $15.3 million in the same period a year ago.

Production of ethanol decreased in the second quarter of 2006 by 18.4% to 28.9 million gallons, from 35.4 million gallons in the same quarter of 2005.  Equity production was constrained in the second quarter of 2006 due to scheduled maintenance turnarounds at both of our ethanol production facilities.  At our Aurora, NE facility, in addition to the scheduled maintenance turnarounds, we also experienced production constraints as the result of several unplanned equipment and process issues which negatively affected output.  Having completed our scheduled maintenance at Pekin, the wet mill is operating at capacity.  At our dry mill in Nebraska, however, we continue to experience ongoing yield problems which we are currently addressing.  Co-product revenue in the second quarter of 2006 was also negatively affected by decreased production during the second quarter.

The overall increase in gross profit is primarily attributable to improved pricing.  The increased price for ethanol in the second quarter of 2006 resulted in a widening of the spread between ethanol prices and corn prices.  Our gross corn cost for the quarter ended June 30, 2006 was $2.27 per bushel, as compared to $2.11 per bushel in the same period in 2005.  Gains in the spread between the average selling price of ethanol and corn costs in the second quarter of 2006 were offset somewhat by increased freight and utility costs.

Selling, general and administrative (“SG&A”) expenses were $7.4 million in the second quarter of 2006 versus $4.1 million in the second quarter of 2005, an increase of $3.3 million.  The increase in SG&A expense in the second quarter of 2006 as compared to 2005 includes the effects of stock option expensing (SFAS 123R), which increased SG&A costs by $1.7 million in the second quarter of 2006.  The remaining increase in SG&A costs of $1.6 million mostly reflects increased fees associated with system improvements, fees associated with complying with the internal control requirements of Section 404 of the Sarbanes-Oxley Act of 2002, increased compensation costs, legal fees and other costs associated with being a public company.

Initial Public Offering

The completion of our recent initial public offering of our common stock early in the third quarter generated approximately $261.9 million of cash and new equity (net of fees).  Immediately following our initial public offering, we had 41,831,651 shares of common stock issued and outstanding.  There were also approximately 3.4 million potentially dilutive common stock equivalents (“CSE”) shares outstanding as of the initial public offering date.  The actual number of these potentially dilutive CSE’s that would be considered as being dilutive on a go-forward basis (and included in dilutive earnings per share) is dependent upon a number of factors, including the actual average quarterly share price and the number of shares considered as being repurchased under the treasury method as described in Statement of Financial Accounting Standards No. 128, Earnings Per Share.

The tender offer for all $160.0 million aggregate principal amount of our outstanding senior secured floating rate notes due 2011 (the “Notes”) was extremely well received, with approximately 97% of Note holders having tendered.  We used $164.6 million (including premiums and accrued interest) of the initial public offering proceeds to repurchase $155.0 million aggregate principal amount of this debt on July 13, 2006.  As a result of the tender offer for the Notes and related consent to amend the indenture under which the Notes were issued and the related existing security documents, cash previously classified as restricted is no longer subject to escrow requirements.  As a result of the tender of the Notes, the Company anticipates recording a pre-tax charge in the third quarter ending September 30, 2006 of approximately $13.2 million comprised of (i) the tender and consent premiums and related fees and expenses and (ii) the write-off of unamortized debt issuance costs.

Operational Highlights

On June 28, the union representing our Pekin, IL facility employees ratified a new labor agreement.  This new three-year agreement removes the uncertainty surrounding what was the upcoming expiration of the old agreement, and lets us move forward with focusing on the staffing of our new Pekin dry mill expansion.

Our distribution network continues to expand and now includes new and additional terminals in Philadelphia, PA and Providence, RI.  Our river barge charter fleet increased from 10 to 13 barges during the quarter.

We announced on August 3, 2006 that we had closed on the previously announced purchase of approximately 86 acres of land from the Aurora Cooperative in Aurora, NE.  The purchased land will be used for a proposed 220 million gallon ethanol plant.  The site is adjacent to an existing 50 million gallon ethanol facility operated by Nebraska Energy, LLC., of which we are the majority partner/owner.  The new plant will be one of three facilities to be built as previously announced by us with Delta-T as the technology provider and Kiewit Energy Company as the contractor.  We expect to complete building the plant by the end of 2009.

In connection with the purchase of the land from the Aurora Cooperative, we signed agreements with the Aurora Cooperative relating to the development of the Aurora West site, which includes the purchased land, and a grain supply agreement and a marketing agreement whereby the Aurora Cooperative would be the sole grain supplier for the proposed ethanol plant, as well as a marketer of the syrup and the sole supplier of the wet distiller’s grain with solubles produced by the facility.  Nebraska Energy’s existing grain supply and marketing arrangements with Aurora Cooperative were also extended.

Ethanol Capacity

As of August 8, 2006, nameplate equity capacity for Aventine totaled 150 million gallons, and its marketing alliance partners had nameplate capacity of 520 million gallons, for a total current capacity of 670 million gallons.  In addition, we are currently constructing a 56.5 million gallon dry mill addition at our existing Pekin, IL facility.  We have also announced additional projects with nameplate capacities totaling 550 million gallons.  Aventine’s marketing alliance partners are also constructing or have announced additions to nameplate capacity totaling another 327 million gallons.

Second Quarter Conference Call

The Company will hold a conference call at 9:00 am central time (10:00 am eastern time) on August 9, 2006 to discuss the contents of this press release.  Dial in to the conference call at (866) 362-4829 (U.S.) or (617) 597-5346 (International), access code: 81368844, ten minutes prior to the scheduled start time.  A link to the broadcast can be found on the Company’s website at www.aventinerei.com in the Investor Relations section under the “Conference Calls” link.  If you are unable to participate at this time, a replay will be available through September 9, 2006 on this website or by dialing (888) 286-8010 (U.S.) or (617) 801-6888 (International), access code:  41726686.  Should you have any problems accessing the call or the replay, please contact the Company at (309)347-9709.

The tables and information following the text of this press release provide financial data that are included in this press release and that will be discussed on the conference call.  This includes a reconciliation of net income to earnings before interest, taxes, depreciation and amortization.  This press release, including these financial details, is now available on the Aventine website at www.aventinerei.com in the Investor Relations section under the heading Press Releases.

About Aventine

Aventine is a leading producer and marketer of ethanol in the United States.  We market and distribute ethanol to many leading energy companies.  In addition to ethanol, we are also a producer of corn gluten feed, corn germ and brewers’ yeast.  Our internet address is www.aventinerei.com.

Forward Looking Statements

Certain information included in this press release may be deemed to be “forward looking statements” within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release, are forward looking statements.  Any forward looking statements are not guarantees of Aventine’s future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements.  Aventine disclaims any duty to update any forward looking statements.

Some of the factors that may cause Aventine’s actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements include the following:

•                  Changes in or elimination of laws, tariffs, trade or other controls or enforcement practices such as:

•                              National, state or local energy policy;

•                              Federal ethanol tax incentives

•                              Regulation currently under consideration pursuant to the passage of the Energy Policy Act of 2005, which contains a renewable fuel standard and other legislation mandating the usage of ethanol or other oxygenate additives;

•                              State and federal regulation restricting or banning the use of Methyl Tertiary Butyl Ether

•                              Environmental laws and regulations applicable to Aventine’s operations and the enforcement thereof;

•                  Changes in weather and general economic conditions;

•                  Overcapacity within the ethanol and petroleum refining industries;

•                  Total United States consumption of gasoline;

•                  Availability and costs of products and raw materials, particularly corn, coal and natural gas;

•                  Labor relations;

•                  Fluctuations in petroleum prices;

•                  Aventine’s or its employees’ failure to comply with applicable laws and regulations;

•                  Aventine’s ability to generate free cash flow to invest in its business and service its indebtedness;

•                  Limitations and restrictions contained in the instruments and agreements governing Aventine’s indebtedness;

•                  Aventine’s ability to raise additional capital and secure additional financing;

•                  Aventine’s ability to retain key employees;

•                  Liability resulting from actual or potential future litigation;

•                  Competition;

•                  Plant shutdowns or disruptions at our plant or plants whose products we market;

•                  Availability of rail cars and barges; and

•                  Renewal of alliance partner contracts.

Tables to follow -

Aventine Renewable Energy Holdings, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
	(In thousands except per share amounts)
Net sales	$442,905	$190,976	$756,425	$388,006
Cost of goods sold	392,697	177,071	675,622	355,255
Gross profit	50,208	13,905	80,803	32,751
Selling, general and administrative expenses	7,371	4,104	13,637	7,702
Other expense/(income)	(342)	45	(607)	(514)
Operating income	43,179	9,756	67,773	25,563
Other expenses/(income):
Interest (income)	(1,228)	(479)	(1,883)	(866)
Interest expense, net	4,236	4,095	8,601	7,963
Other non-operating expense/(income)	(1,899)	65	(2,454)	417
Minority interest	1,651	419	2,917	1,317
Income before income taxes	40,419	5,656	60,592	16,732
Income tax expense	15,765	2,263	23,751	6,704
Net income	$24,654	$3,393	$36,841	$10,028

Per share data:
Income per common share — basic:	$0.70	$0.10	$1.05	$0.29
Basic weighted average number of common shares	35,152	34,684	35,149	34,684

Income per common share — diluted:	$0.67	$0.09	$1.01	$0.28
Diluted weighted average number of common and common equivalent shares	36,572	35,853	36,527	35,840

Gross average ethanol price per gallon	$2.41	$1.38	$2.11	$1.46

Gallons by source:
Gallons produced	28,902	35,447	65,578	71,390
Gallons purchased from alliance partners	120,156	72,349	240,768	149,551
Gallons purchased from non-affiliated producers	16,701	11,930	31,125	26,330
Inventory change	10,508	6,491	3,649	(4,746)
Total gallons sold	176,267	126,217	341,120	242,525

Average corn costs per bushel	$2.27	$2.11	$2.19	$2.08

Aventine Renewable Energy Holdings, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

	June 30, 2006	June 30, 2005	December 31, 2005
	(In thousands)
Assets
Cash and cash equivalents	$38,982	$7,587	$3,750
Accounts receivable, net	57,141	22,614	46,625
Inventory	73,694	27,680	54,651
Other current assets	3,888	1,939	5,147
Property, plant and equipment, net	72,366	28,823	42,856
Restricted cash for plant expansion	33,814	63,314	60,362
Other assets	9,591	8,589	8,586
Total assets	$289,476	$160,546	$221,977
Liabilities and Stockholders’ Equity
Accounts payable and other accrued expenses	$88,050	$29,540	$58,781
Short-term borrowings	—	—	1,514
Long-term debt	160,000	160,000	160,000
Deferred taxes	6,082	4,376	6,703
Minority interest	9,865	8,884	8,675
Other long-term liabilities	6,240	4,294	6,958
Total liabilities	270,237	207,094	242,631
Stockholders’ equity	19,239	(46,548)	(20,654)
Total liabilities and stockholders’ equity	$289,476	$160,546	$221,977

Aventine Renewable Energy Holdings, Inc.
Condensed Consolidated Statements of Cash Flows

	Six months ended June 30,
	2006	2005
	(In thousands)
Operating Activities
Net income	$36,841	$10,028
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,765	1,809
Stock based compensation expense	3,053	54
Minority interest	2,917	1,317
Other non-cash charges	(656)	—
Net changes in operating assets and liabilities	(1,385)	6,159
Net cash provided by operating activities	43,535	19,367
Investing Activities
Additions to property, plant and equipment	(31,610)	(5,531)
Increase in restricted cash for investing activities	(1,110)	(814)
Use of restricted cash for plant expansion	27,658	—
Other	—	1,500
Net cash used for investing activities	(5,062)	(4,845)
Financing Activities
Net (repayments)/borrowing on revolving credit facilities	(1,514)	(12,791)
Distributions to minority shareholders	(1,727)	(1,295)
Net cash used for financing activities	(3,241)	(14,086)
Net increase in cash and cash equivalents	35,232	436
Cash and cash equivalents at beginning of period	3,750	7,151
Cash and cash equivalents at end of period	$38,982	$7,587

This press release contains, and our conference call will include, references to earnings before interest, taxes depreciation and amortization (EBITDA), a non-GAAP financial measure.  The following table provides a reconciliation of EBITDA to net income.  Management believes EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes.  Additionally, management provides an EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a year-over-year and quarter-over-quarter basis.

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(In thousands)
Net income	$24,654	$3,393	$36,841	$10,028
Depreciation and amortization	1,385	912	2,765	1,809
Minority interest	1,651	419	2,917	1,317
Interest expense	4,236	4,095	8,601	7,963
Interest income	(1,228)	(479)	(1,883)	(866)
Income tax expense	15,765	2,263	23,751	6,704
Earnings before interest, taxes, depreciation and amortization	$46,463	$10,603	$72,992	$26,955